UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     September 30, 2013

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 30, 2013, Barnes Group Inc. (the "Company") and two of its subsidiaries (collectively with the Company, the "Purchaser") entered into a Share Purchase and Assignment Agreement (the "Share Purchase Agreement") with Otto Männer Holding AG, a German company based in Bahlingen, Germany (the "Seller"), and the three shareholders of Seller, for the acquisition (the "Acquisition") by the Purchaser of all the shares of the capital stock of the subsidiaries through which Seller owns and operates its business (the "Männer Business").  The Männer Business is a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and system solutions for the medical/pharmaceutical, packaging, and personal care/health care industries.  The Männer Business includes manufacturing locations in Germany, Switzerland and the United States, and sales and service offices in Europe, Hong Kong/China and Japan.

The purchase price payable by the Purchaser for the Acquisition pursuant to the terms of the Share Purchase Agreement is €275 million, comprised of €247.5 million in cash (subject to adjustment described below) and shares of the Company’s common stock having a value of €27.5 million as of the closing date of the Acquisition, calculated as described in Item 3.02 below, which description is incorporated herein by reference.  The cash portion of the consideration is subject to (i) euro for euro increase or decrease based on deviation from a working capital target range, (ii) decrease for indebtedness, certain debt-like items and certain transaction expenses of the Männer Business, and (iii) increase for the amount of the cash of the Männer Business as of the closing.

The Share Purchase Agreement contains customary representations, warranties and covenants. Subject to certain limitations, the Seller has agreed to indemnify the Purchaser for breaches of representations and warranties and for other specified matters.  The closing of the transactions contemplated by the Share Purchase Agreement is subject to the receipt of German regulatory approval and the satisfaction of other closing conditions.  The Acquisition is expected to occur in late October or early November, 2013.  The Company expects to fund the cash portion of the purchase price from cash on hand and borrowings under the Company's revolving credit facility.

The foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, the English translation version of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 3.02. The number of shares of the Company’s common stock, par value $.01 per share ("Barnes Common Stock"), to be delivered to Seller shall be the number (rounded to the nearest whole share) determined by (a) converting €27.5 million into a US dollar amount by applying the average Euro/US dollar exchange rate using the mid-point spot rate of exchange on the RBSFIX page of Reuters/Bloomberg at or about 10.00 a.m. EST of the 20 trading days prior to the trading day before the closing date of the Acquisition, and then by (b) dividing this US dollar amount by the average of the closing per share price of Barnes Common Stock on the New York Stock Exchange for each of the 20 trading days prior to the trading day before the closing date of the Acquisition. The issuance of such shares upon the closing of the Acquisition will be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof because such issuance does not involve a public offering.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number         Document Description

2.1                                Share Purchase and Assignment Agreement dated September 30, 2013

* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2013	BARNES GROUP INC.
(Registrant)

By: /s/ Christopher J. Stephens, Jr.

Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                    Document Description

2.1*                                           Share Purchase and Assignment Agreement dated September 30, 2013

* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.